Exhibit (i)

Dechert LLP	One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

February 24, 2015

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attention: Edward Bartz

Re: Fidelity Municipal Trust (the "Trust")

Fidelity Conservative Income Municipal Bond Fund

Fidelity Limited Term Municipal Income Fund

Fidelity Michigan Municipal Income Fund

Fidelity Minnesota Municipal Income Fund

Fidelity Municipal Income Fund

Fidelity Ohio Municipal Income Fund

Fidelity Pennsylvania Municipal Income Fund (the "Funds")

File Nos. 002-55725 and 811-02628

Post-Effective Amendment No. 119

Dear Mr. Bartz:

Dechert LLP serves as counsel to the above-referenced Funds in connection with Post-Effective Amendment No. 119 to the Trust's Registration Statement on Form N-1A (the "Amendment"), which accompanies this letter. In that capacity, I have reviewed a draft of the Amendment, which has been prepared and finalized by Fidelity Management & Research Company ("FMR"), the Funds' investment adviser. FMR has represented to me that no material changes have been made to the Amendment between the version reviewed by me and the version being filed electronically.

Pursuant to paragraph (b)(4) of Rule 485, I represent that, to my knowledge, based upon my review of a draft of the Amendment, the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Very truly yours,

/s/ Megan C. Johnson

Megan C. Johnson